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                                                                     Exhibit 2.1


                            ASSET PURCHASE AGREEMENT

         AGREEMENT made the 8th day of December, 2003, between Equidyne Systems, Inc., a California corporation with its principal place of business located at 11300 Sorrento Valley Road, Ste 255, San Diego, California ("Seller") and HNS International Inc., a California corporation with its principal place of business located at 17662 Irvine Boulevard, Suite #20, Tustin, California ("Buyer").

         RECITALS:

         Seller has developed and markets a needle-free injection device ("Device") known as Injex, a registered trademark.

         Seller has previously sold to Rosch GmbH Medizintechnik ("Rosch") certain patent and other rights to the Device in Europe pursuant to a sales agreement dated July 8, 1999 (the "Rosch Agreement"). Seller has also previously entered into distribution agreements with Buyer dated September 22, 1998 and April 15, 1999 (the "HNS Agreements").

         Seller wishes to sell to Buyer on an "as is, where is" basis and Buyer wishes to purchase from Seller all of Seller's right, title and interest in and to (1) the Device and (2) the patent protection thereon, and (3) the materials, manufacturing and marketing rights relating thereto.

NOW THEREFORE. Seller and Buyer hereby agree as follows:

1.       SALE OF THE DEVICE, ISSUED PATENTS AND THOSE PENDING, AND RELATED
         TOOLING.

         (a) Seller hereby sells, transfers and assigns to Buyer, and Buyer hereby purchases from Seller, all of Seller's right, title and interest in and to the Device, related patents, (except for the Japanese Patent No. 32130088 Issued July 19, 2001 (the "Japanese Patent")) both issued and applied for, inventory on hand, all tools, molds and equipment for the production of the Device and the materials and rights relating thereto, owned by Seller as of the date hereof, including, without limitation:

                  (i) the inventory, the tooling and equipment for and the components of the Device, and the operating manuals, packaging, artwork, warranty cards, computer equipment including the server, office furniture in the Sorrento Valley office and the Poway storage location, but excluding the office equipment in the Sorrento Valley office;

                           In reference to the Sortimat Convertible Assembly Equipment located in Stuttgart, Germany (the "Sortimat Machine"), Seller agrees upon signing this Agreement to provide an introduction to its contacts at Sortimat Technology GmbH & Co. ("Sortimat") in Germany and assist in arranging for immediate




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                           inspection of the Sortimat Machine. Also, the Seller
                           will provide reasonable assistance to Buyer in obtaining operating instructions and shipping specifications from Seller or Sortimat, provided that Seller does not have to incur any additional costs or expenses relating thereto.

                  (ii) all technology, designs, plans and drawings pertaining to the Device or any part thereof;

                  (iii)    Seller's customer list of approximately 600 names;

                  (iv) any files of Seller pertaining to the Device including, without limitation, those records maintained in the Sorrento Valley and Poway office, reviews and letters of comments;

                  (v) brochures, posters and promotional materials pertaining to the Device;

                  (vi) Except for the Japanese Patent, all issued and pending patents including applications for same covering the Device (the "Patents") and the United States trademark (the "Trademark") respecting the Device owned by Seller as of the date hereof. In addition, the United States trademark Injex, the www.injex.com internet domain name and related web pages, along with assignments of the Patents and Trademark.

         (b) Seller will then refer to Buyer all inquiries and orders for the purchase of the Device for a three year period.

         (c) If Seller receives any requests for replacement of a defective Device under warranty, Seller will promptly notify Buyer thereof and Buyer will promptly replace the defective Device at no cost to Seller; but apart from this undertaking by Buyer, Buyer assumes no responsibility--and Seller assumes all responsibility-- for any claims whatsoever with respect to any unit of the Device, and component of the Device sold, marketed, delivered or otherwise exploited by Seller prior to the date hereof.

         (d) Seller agrees to be responsible for all storage charges with respect to the Properties up until and including the date of Closing and Buyer agrees to be responsible for all storage charges following the date of Closing.

         (e) Seller will use reasonable commercial efforts to effect the transfer of the 510(K) FDA approvals for the Device to the Buyer, provided that Seller does not have to incur any additional costs or expenses relating thereto.


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2.       PRICE AND PAYMENT.

         (a) Buyer will pay Seller for the Device and the materials and rights which Buyer is purchasing pursuant to Section 1 of this Agreement (collectively called the "Properties") the sum of $750,000.00 (the "Purchase Price"), payable as follows:

                  (i) $100,000.00, U.S. (the "Deposit") upon the signature of the parties to this Agreement; and

                  (ii)     $650,000.00 U.S. on December 31, 2003 (the "2nd
                           Payment").

         (b) The Purchase Price is allocated as follows: $700,000 for the intellectual property, including the Patents and Trademark, $25,000 for the Sortimat Machine and $25,000 for the remaining inventories and other tangible assets.

         (c) All payments of the Purchase Price by Buyer to Seller will be made by wire transfer to the following account:

                  Harris Bank, New York
                  Swift Code: HATRUSS 33
                  ABA No. 026007760
                  For Further Credit to Bank of Montreal Call Loan Dept
                  For Further Credit to First Associates Investments Inc. Transit No. 0002
                  Account No. 4669-605
                  For Further Credit to Account: 5A8666F, Equidyne Corporation
                  Message: Notify CAROL SEREDA at First Associates at
                           (604) 640-0256

3.       SELLER'S WARRANTIES.

         (a) Except for the Rosch Agreement and the HNS Agreements, Seller is the sole owner of all of the rights in and to all of the Properties; to the knowledge of Seller, the Patents and Trademark are, respectively, a valid patent (or patent application) and trademark under the laws of the United States and to the knowledge of Seller, they are duly and properly registered in the name of Seller; the Properties are not subject to any lien or other encumbrance or other right in favor of a third party; except for the provisions of this Agreement, there are no monies owing or obligations outstanding with respect to any of the Properties; and no consent or approval by or notice to any third party is required in connection with the sale of the Properties to Buyer pursuant to this Agreement.

         (b) Except for the Japanese Patent indicated above and those rights sold to Buyer under this Agreement, Seller does not own or have any rights in or to any patent, copyright, trademark, service mark or other right pertaining to any of the Properties;


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         (c)      There is no litigation or claim pending or, to the knowledge of Seller, threatened with respect to any of the Properties; the execution, delivery and performance of this Agreement has been duly authorized by the Seller's board of directors.

         (d)      The representations and warranties of Seller under this
                  section 3 will survive execution of this Agreement.

4. BUYER'S WARRANTY. Buyer represents and warrants to Seller that the execution, delivery and performance of this Agreement have been duly authorized by Buyer's board of directors.

5. CONDITION OF PROPERTIES. APART FROM THE REPRESENTATIONS AND WARRANTIES SET FORTH ABOVE, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE PROPERTIES OR THE STATUS, CONDITION, POTENTIAL OR PROSPECTS OF ANY OF THE PROPERTIES OR THE BUSINESS TO WHICH THEY PERTAIN, OR WITH RESPECT TO THE MERCHANTABILITY OF ANY OF THE PROPERTIES OR THEIR SUITABILITY OF FITNEESS FOR ANY PURPOSE, OR WITH RESPECT TO ANY OTHER MATTER PERTAINING TO ANY OF THE PROPERTIES OR TO SUCH BUSINESS OR TO THE TRANSACTION. BUYER CONFIRMS THAT IT HAS MADE ITS OWN INDEPENDENT INVESTIGATION OF THE PROPERTIES AND THE BUSINESS TO WHICH THEY PERTAIN AND OF THIS TRANSACTION, THAT IT HAS RELIED ON THAT INVESTIGATION, AND THAT IT HAS NOT RELIED ON ANY STATEMENT OF OR INFORMATION FURNISHED BY SELLER EXCEPT FOR THOSE STATEMENTS AND THAT INFORMATION SET FORTH IN THIS AGREEMENT. BUYER WILL HAVE NO CLAIM AGAINST SELLER BASED ON MISREPRESENTATION OR FAILURE TO DISCLOSURE EXCEPT FOR THE BREACH OF AN EXPRESS REPRESENTATION OR WARRANTY UNDER THIS AGREEMENT.

6.       COMPETING PRODUCTS.

         (a) Other than under the Rosch Agreement and the HNS Agreements, Seller has not granted any continuing rights in respect to the Device, its patents, trademarks or service marks.

         (b) For a period of ten years from the date of this Agreement, Seller will not develop, manufacture, promote, market, sell or otherwise exploit, and will not participate, directly or indirectly, in the development, manufacture, promotion, marketing, sale or other exploitation of any device similar to or competitive with the Device.

         (c) Seller acknowledges that violation of any of the provisions of this section 5 will cause irreparable loss and harm to Buyer which cannot be reasonable or adequately compensated by damages in an at law, and, accordingly, that Buyer will be entitled to injunctive and other equitable relief to prevent or cure any breach or threatened breach thereof, but no action for any such relief shall be


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                  deemed to waive the right of Buyer to an action for damages.
                  For purposes of any such proceeding, Seller submits to the non-exclusive jurisdiction of the courts of the State of California, located in the County of Los Angeles; and Seller agrees not to raise and waives any objection to or defense based on the venue of any such court or forum non conveniens.

         (d) A court of competent jurisdiction, if it determines any provision of this Agreement to be unreasonable in scope, time or geography, is hereby authorized by Seller and Buyer to enforce same in such narrower scope, shorter time or lesser geography as such court determines to be reasonable and proper under all the circumstances.

         (e) Buyer will also have such other legal remedies as may be appropriate under the circumstance including inter alia, recovery of damages occasioned by a breach. Buyer's rights and remedies are cumulative and the exercise or enforcement of any one or more of them will not preclude Buyer from exercising or enforcing any other right or remedy.

7.       CLOSING OF TRANSACTION.

         (a) If it is determined that this sale of assets is subject to California sales tax, Buyer agrees to assume responsibility for such payment.

         (b)      The closing date shall be January 6, 2004 .

         (c) In the event that Buyer does not make the 2nd Payment pursuant to Section 2(a), Buyer will forfeit the Deposit to Seller and Seller will have no further obligation to complete the transaction under this Agreement; and this Agreement shall be terminated without any further action by the parties.

         (d) Seller, at its discretion, will in no less than 10 days prior to the closing, cause to be published in a newspaper of general circulation in San Diego County, notice of the pending sale of assets. The parties agree that Seller will not engage in discussions with other persons, firms, or corporations concerning the sale of assets by Seller after the date of execution of this Agreement until the closing date or the termination of this Agreement.

8.       FURTHER ASSURANCES BY SELLER.

         (a) Seller will execute such additional documents as Buyer may reasonably request to vest or confirm the vesting in Buyer of all of the Properties and title thereto.

         (b) For a period of six months after the date of this Agreement Seller will, in response to inquiries by Buyer, without charge, reasonably advise Buyer with respect to matters pertaining to the Device, the technology involved in the Device, and the manufacturing and assembly of the Device and parts thereof,


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                  provided that Seller possesses the requisite knowledge and information, and Seller does not have to incur any additional costs or expenses relating thereto.

9.       RELEASES.

As a mutual condition to the closing of the transactions herein provided, on the closing date:

         (a) Buyer will, and Buyer will cause Jim Fukishima to, sign and deliver a release in favour of Seller, Equidyne Corporation ("Equidyne") and Equidyne's and Seller's affiliates, past and present officers and directors and agents in the form attached hereto as Appendix A; and

         (b) Seller will, and Seller will cause Equidyne to, sign and deliver a release in favour of Buyer and Jim Fukishima and their affiliates in the form attached hereto as Appendix A.

10. CONFIDENTIALITY. The terms of this Agreement will be kept confidential except where Equidyne has, under applicable securities laws, an obligation to make public disclosures.

11. AMENDMENT. This Agreement may be amended only by an instrument in writing signed by Seller and Buyer.

12. GOVERNING LAW. This Agreement will be governed by and construed in accordance with the law of the State of California. Should a dispute arise between the parties and litigation ensues, the prevailing party will entitled to costs and reasonable attorney fees.

13. SECTION HEADINGS. Section headings are for convenient reference only and shall not affect the meaning or have any bearing on the interpretation of any provision of this Agreement.

14. COUNTERPARTS. This Agreement may be executed in one or more counterparts and by facsimile, each part of which is to be construed an original, and all of which taken together constitute one agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

    By: /s/ Michael Smith                       By: /s/ Jim Fukushima
        ---------------------------                 ---------------------------
        Seller                                      Buyer
        Name:  Michael Smith                        Name:  Jim Fukushima
        Title:                                      Title:


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